Exhibit (a)(1)(A)

JAKKS Pacific, Inc.

Offer to Purchase for Cash

up to 4,000,000 Shares of its Common Stock

(including Series A Junior Participating Preferred Stock Rights)

at a Purchase Price of $20.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JUNE 27, 2012, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

JAKKS Pacific, Inc., a Delaware corporation (“JAKKS,” “we” or “us”), is offering to purchase for cash up to 4,000,000 shares of its common stock, par value $0.001 per share (the “Shares”), together with the associated rights (the “Rights”) to purchase Series A Junior Participating Preferred Stock of JAKKS, par value $0.001 per share (“Series A Preferred Stock”), issued pursuant to the Rights Agreement, dated as of March 5, 2012, between JAKKS and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”), at a price of $20.00 per Share, net to the seller, in cash, without interest, but subject to applicable withholding taxes (the “Purchase Price”), upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Only Shares properly tendered in the Offer, and not properly withdrawn, will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned promptly following the Expiration Date. See, “Section 3 — Procedures for Tendering Shares” and “Section 4 — Withdrawal Rights”.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to certain terms and conditions. See, “Section 7 — Conditions to the Offer”.

The Shares are listed and traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “JAKK.” On May 24, 2012, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on NASDAQ was $17.95 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer. See, “Section 8 — Price Range of Shares; Dividends; Rights Agreement”.

OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF JAKKS, THE BOARD, THE DEALER MANAGER (AS DEFINED BELOW), THE INFORMATION AGENT (AS DEFINED BELOW) OR THE DEPOSITARY (AS DEFINED BELOW) HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE, “SECTION 2 — PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER”. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

ALL OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER SHARES IN THE OFFER. SUCH DECISION NOT TO TENDER SHARES PURSUANT TO THE OFFER IS DEPENDENT ON MARKET AND OTHER FACTORS, AND IS SUBJECT TO CHANGE. SEE, “SECTION 11 — INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, our Information Agent for the Offer (the “Information Agent”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, our Dealer Manager for the Offer (the “Dealer Manager”), in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at JAKKS' expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Offer to Purchase dated May 25, 2012

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IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;
•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”), at one of the addresses shown on the Letter of Transmittal;
•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in “Section 3 — Procedures for Tendering Shares”; or
•	if you are a holder of vested options to purchase Shares under our equity compensation plans, you may (subject to JAKKS' policies and practices) exercise your vested options to purchase Shares and tender such Shares in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in “Section 3 — Procedures for Tendering Shares”.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent for the Offer, toll free at (877) 825-8631 (banks and brokers call collect at (212) 750-5833), or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, toll-free at (888) 803-9655.

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WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR TO DOCUMENTS TO WHICH WE HAVE REFERRED YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF JAKKS OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. Unless the context otherwise requires, all references to Shares in the Offer include the associated Rights to purchase Series A Preferred Stock and a tender of Shares will include a tender of Rights. This summary term sheet highlights only certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to buy my Shares?

The Offer to purchase the Shares is being made by JAKKS Pacific, Inc., a Delaware corporation.

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase up to 4,000,000 Shares (including Series A Junior Participating Preferred Stock Rights) or, if a lesser number of Shares are validly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn, subject to the “odd lot” and proration provisions described in “Section 1 — Number of Shares; Proration”. As of May 24, 2012, there were 26,019,087 Shares outstanding. The 4,000,000 Shares that JAKKS is offering to purchase under the Offer represent approximately 15.4% of the total number of Shares outstanding as of May 24, 2012. See, “INTRODUCTION”.

The Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. Following the repurchase of Shares pursuant to the Offer, the Shares not purchased will continue to be “margin securities” for purposes of the Federal Reserve Board's margin regulations. See, “Section 12 — Effects of the Offer on the Market for Shares; Registration under the Exchange Act”.

After the Expiration Date, if more than 4,000,000 Shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots (as defined below), based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. See, “Section 6 — Conditional Tender of Shares”.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are offering to purchase the Shares for $20.00 per Share, net to the seller, in cash, without interest, but subject to applicable withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after midnight, New York City time, on June 27, 2012 (as such date may be extended pursuant to “Section 15 — Extension of the Offer; Termination; Amendment”). Shares tendered but not purchased, including Shares not purchased because of proration, pursuant to the Offer will be returned promptly following the Expiration Date. See, “Section 1 — Number of Shares; Proration”.

How many Shares is JAKKS offering to purchase?

We are offering to purchase 4,000,000 Shares in the Offer, which represents approximately 15.4% of our issued and outstanding Shares as of May 24, 2012. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain terms and conditions. See, “Section 7 — Conditions to the Offer”.

What are the “associated stock purchase rights”?

For each Share issued, the holder of such Share also holds one Right associated with such Share pursuant to the Rights Agreement, which is filed as an exhibit to our Tender Offer Statement on Schedule TO (the “Schedule TO”). The Rights are not currently represented by separate certificates. Instead, they are evidenced

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by certificates of Shares and they automatically trade with the associated Shares. Unless the context otherwise requires, all references to Shares in the Offer to Purchase include the Rights and a tender of Shares will include a tender of the Rights. See, “Section 8 — Price Range of Shares; Dividends; Rights Agreement”. The Rights Agreement provides that no person will become an “Acquiring Person” under the Rights Agreement solely as the result of a change in the aggregate number of Shares outstanding since the last date on which such person acquired beneficial ownership of any Shares. However, if a person, together with all affiliates and associates of such person, becomes the beneficial owner of 10% or more of the Shares then outstanding by reason of Share purchases by JAKKS and, after such Share purchases by JAKKS, becomes the beneficial owner of additional Shares representing one percent (1%) or more of the Shares then outstanding, then such person will be deemed to be an “Acquiring Person” under the Rights Agreement.

How will JAKKS pay for the Shares?

The maximum aggregate Purchase Price of Shares repurchased in the Offer will be $80,000,000. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer through a combination of the Debt Financing (as defined below) and available cash. See, “Section 9 — Source and Amount of Funds”.

How long do I have to tender my Shares?

You may tender your Shares until midnight, New York City time, on June 27, 2012 (as such date may be extended pursuant to “Section 15 — Extension of the Offer; Termination; Amendment”). If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that the nominee will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See, “Section 1 — Number of Shares; Proration” and “Section 3 — Procedures for Tendering Shares”.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer, in our sole discretion, at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer. See, “Section 7 — Conditions to the Offer” and “Section 15 — Extension of the Offer; Termination; Amendment”.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See, “Section 15 — Extension of the Offer; Termination; Amendment”.

What is the purpose of the Offer?

The Offer is being made to create a selling opportunity for stockholders through a repurchase by us of up to 4,000,000 Shares, which represents approximately 15.4% of our issued and outstanding Shares as of May 24, 2012.

The Offer represents the opportunity for us to return capital to stockholders who elect to tender their Shares and will also afford to stockholders the opportunity to dispose of Shares without the usual transaction costs associated with any market sale.

However, if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your nominee tenders Shares on your behalf, your nominee may charge you a fee for doing so. The Offer will further allow qualifying Odd Lot Holders (as defined in “Section 1 — Number of Shares; Proration”) whose Shares are purchased pursuant to the Offer to avoid the payment of brokerage commissions and any applicable odd-lot discount payable on a sale of Shares in a transaction effected on a securities exchange.

To the extent the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs to JAKKS for services to stockholders will be reduced. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Stockholders may be able to sell non-tendered Shares in the future, at a net price that may be higher or lower than the Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell his or her Shares in the future. See, “Section 2 — Purpose of the Offer; Certain Effects of the Offer”.

What are the conditions to the Offer?

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated by the SEC thereunder, the “Exchange Act”), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred:

•	there shall have been instituted, or there shall be pending, or we shall have received notice of, any action, suit, proceeding, arbitration or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;
•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;
•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;
•	a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;
•	any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), licenses, operations, results of operations or prospects of JAKKS and its subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;
•	the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;
•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties,

assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of JAKKS or any of its subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on JAKKS and its subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or
•	a material acceleration or worsening of events described in the preceding four conditions existing at the time of the commencement of the Offer;
•	a tender or exchange offer for any or all of our outstanding Shares other than the Offer, or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;
•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;
•	the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by fewer than 300 persons, (2) delisted from NASDAQ or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date.

These conditions are described in greater detail in “Section 7 — Conditions to the Offer”.

Following the Offer, will JAKKS continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be held of record by fewer than 300 persons or that the Shares will be delisted from NASDAQ or will be eligible for deregistration under the Exchange Act. See, “Section 2 — Purpose of the Offer; Certain Effects of the Offer”, “Section 7 — Conditions to the Offer” and “Section 12 — Effects of the Offer on the Market for Shares; Registration under the Exchange Act”.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;
•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at one of the addresses shown on the Letter of Transmittal;
•	if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in “Section 3 — Procedures for Tendering Shares”; or
•	if you are a holder of vested options to purchase Shares under our equity compensation plans, you may (subject to JAKKS' policies and practices) exercise your vested options to purchase Shares and tender such Shares in the Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in “Section 3 — Procedures for Tendering Shares”.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See, “Section 3 — Procedures for Tendering Shares” and the instructions to the Letter of Transmittal.

How do holders of stock options and restricted stock participate in the Offer?

Stock Options. Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise your options in accordance with the terms of our equity compensation plan and JAKKS' policies and practices, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon such exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the Purchase Price and the provisions for pro rata purchases by JAKKS described in “Section 1 — Number of Shares; Proration” and “Section 6 — Conditional Tender of Shares”. We strongly encourage option holders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is your responsibility to tender Shares in the Offer to the extent that you wish to participate and it may be difficult to secure delivery of Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the equity compensation plan and award agreement and JAKKS' policies at least four business days prior to the Expiration Date.

Restricted Shares. Holders of restricted Shares may not tender such Shares unless and until they have vested. If such restricted Shares have vested, you may tender some or all of such Shares in the Offer.

What happens if more than 4,000,000 Shares are tendered in the Offer?

We will purchase properly tendered Shares in the following order of priority:

•	First, we will purchase from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares and do not properly withdraw them prior to the Expiration Date;
•	Second, we will purchase from all other stockholders who properly tender Shares, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally and for which the condition was not satisfied), until we have purchased 4,000,000 Shares; and
•	Third, only if necessary to purchase 4,000,000 Shares, we will purchase from holders who properly tender Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date. See, “Section 1 — Number of Shares; Proration” and “Section 6 — Conditional Tender of Shares”.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares prior to the Expiration Date and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See, “Section 1 — Number of Shares; Proration”.

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Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date, or such later time and date to which we may extend the Offer, in which case, you can withdraw your Shares until the expiration of the Offer as extended. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after midnight, New York City time, on July 23, 2012. See, “Section 4 — Withdrawal Rights”.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in “Section 3 — Procedures for Tendering Shares”. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See, “Section 4 — Withdrawal Rights”.

Will I receive the cash dividend scheduled to be paid on July 2, 2012 on my Shares that are purchased pursuant to the Offer?

Yes. The Board has declared a regular quarterly cash dividend of $0.10 per Share payable on July 2, 2012 to stockholders of record at the close of business on June 15, 2012. See, “Section 8 — Price Range of Shares; Dividends; Rights Agreement”.

Has JAKKS or its Board of Directors adopted a position on the Offer?

While the Board has authorized the Offer, it has not, and none of JAKKS, the Dealer Manager, the Information Agent or the Depositary has made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker. See, “Section 2 — Purpose of the Offer; Certain Effects of the Offer”.

Do JAKKS' directors or executive officers or affiliates intend to tender their Shares in the Offer?

All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). As a result, the consummation of the Offer will increase the proportional holdings of our directors and executive officers. Such decision not to tender Shares in the Offer is dependent on market and other factors, and is subject to change. See, “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”.

What will happen if I do not tender my Shares?

Stockholders who do not participate in the Offer will retain their Shares and, if JAKKS completes the Offer, their relative ownership interest in JAKKS will increase. See, “Section 2 — Purpose of the Offer; Certain Effects of the Offer”.

When and how will JAKKS pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, by 9:00a.m., New York City time, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least four business days after the Expiration

Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary. The Depositary will act as your agent and will transmit to you (or to your nominee) the payment for all your Shares accepted for payment. See, “Section 5 — Purchase of Shares and Payment of the Purchase Price”.

What is the recent market price for the Shares?

On May 24, 2012, the last full trading day before announcement of the Offer, the reported closing price of the Shares on NASDAQ was $17.95 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer. See, “Section 8 — Price Range of Shares; Dividends; Rights Agreement”.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See, “Section 3 — Procedures for Tendering Shares”.

Does JAKKS intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act prohibit us and our affiliates from purchasing any Shares, other than pursuant to the Offer, during the Offer and for the period ending ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Whether we make additional repurchases after the conclusion of the ten-business day period following the Expiration Date will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares and our ability to incur indebtedness, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer. Under the terms of the settlement agreement (the “Settlement Agreement”), dated April 22, 2012, with Clinton Group, Inc. and its affiliated funds (“Clinton”), if the total amount paid for Shares purchased in the Offer is less than $80,000,000, we have agreed to conduct subsequent self-tender offers or open market purchases until we have repurchased a minimum of $80,000,000 worth of Shares.

What is the accounting treatment of the Offer?

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the Shares we purchase and related costs and a corresponding increase in indebtedness and reduction in total cash and investments. See, “Section 2 — Purpose of the Offer; Certain Effects of the Offer”.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

Other than filing the Schedule TO with the SEC, we are not aware of any approval or other action by, or filing with, any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See, “Section — 7 Conditions to the Offer” and “Section 13 — Certain Legal Matters; Regulatory Approvals”.

What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in “Section 14 — Certain U.S. Federal Income Tax Consequences”), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from JAKKS. If you are a U.S. Holder, you should complete the IRS Form W-9 included accompanying the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. Holder and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding tax. See, “Section 3 — Procedures for Tendering Shares”. All stockholders should review the discussion in “Section 3 — Procedures for Tendering Shares” and “Section 14 — Certain U.S. Federal Income Tax Consequences” regarding certain U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any stock transfer tax. See, “Section 5 — Purchase of Shares and Payment of the Purchase Price”.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, our Information Agent, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at JAKKS' expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase includes “forward-looking statements.” For example, statements included in this Offer to Purchase regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future product demand, supply, manufacturing, costs, marketing and pricing factors are all forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable and are based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations elsewhere in this Offer to Purchase. You should understand that forward-looking statements made in this Offer to Purchase are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

When we use words like “intend,” “anticipate,” “believe,” “estimate,” “plan”, “expect”, “project” or words of similar import, we are making forward-looking statements. We further caution you that other factors we has not identified may in the future prove to be important in affecting JAKKS' business and results of operations. We ask you not to place undue reliance on any forward-looking statements because they speak only of our views as of the statement dates. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to risks and uncertainties relating to:

•	the increased indebtedness that we will incur, and the use of available cash, to purchase Shares in the Offer and pay related fees and expenses;
•	the price per Share and the number of Shares we purchase in the Offer; and
•	the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases.

All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. You should read carefully the factors described herein under “Section 2 — Purpose of the Offer; Certain Effects of the Offer” and in the “Risk Factors” section of JAKKS' Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in any subsequent filings under the Exchange Act.

INTRODUCTION

To the Stockholders of JAKKS Pacific, Inc.:

JAKKS invites its stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of the Offer, we are offering to purchase up to 4,000,000 Shares at the Purchase Price.

The Offer will expire at midnight, New York City time, on June 27, 2012, unless the Offer is extended or withdrawn.

Only Shares properly tendered in the Offer, and not properly withdrawn, will be purchased, upon the terms and subject to the conditions of the Offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned promptly following the Expiration Date. See, “Section 3 — Procedures for Tendering Shares” and “Section 4 — Withdrawal Rights”.

THE OFFER IS NOT CONDITIONED UPON OBTAINING ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS SUBJECT TO CERTAIN TERMS AND CONDITIONS. SEE, “SECTION — 7 CONDITIONS TO THE OFFER”.

WHILE THE BOARD HAS AUTHORIZED THE OFFER, IT HAS NOT, AND NONE OF JAKKS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE, “SECTION 2 — PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER”. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Upon the terms and subject to the conditions of the Offer, if greater than 4,000,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares in the following order of priority:

•	First, we will purchase from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares and do not properly withdraw them prior to the Expiration Date;
•	Second, we will purchase from all other stockholders who properly tender Shares, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for stockholders who tendered Shares conditionally and for which the condition was not satisfied), until we have purchased 4,000,000 Shares; and
•	Third, only if necessary to purchase 4,000,000 Shares, we will purchase from holders who properly tender Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date. See, “Section 1 — Number of Shares; Proration” and “Section 6 — Conditional Tender of Shares”.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender. See, “Section 1 — Number of Shares; Proration”.

The Purchase Price will be paid in cash, less any applicable withholding taxes and without interest, to tendering stockholders for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, or, except as set forth in “Section 5 — Purchase of Shares and Payment of the Purchase Price”, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See, “Section 3 — Procedures for Tendering Shares”.

Also, any tendering stockholder or other payee who is a U.S. Holder (as defined in “Section 14 — Certain U.S. Federal Income Tax Consequences”) and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the U.S. Holder pursuant to the Offer. See, “Section 3 — Procedures for Tendering Shares”. Also, see “Section 14 — Certain U.S. Federal Income Tax Consequences” regarding certain U.S. federal income tax consequences of the Offer.

In addition, holders of vested but unexercised options to purchase Shares under our equity compensation plan may exercise such options in accordance with the terms of our equity compensation plan and JAKKS' policies and practices, and tender in the Offer some or all of the Shares issued upon such exercise. Holders of restricted Shares may not tender such Shares in the Offer unless and until the restricted Shares have vested. See, “Section 3 — Procedures for Tendering Shares”.

We will pay all reasonable fees and expenses incurred in connection with the Offer by Computershare Trust Company, N.A., our Depositary, Merrill Lynch, Pierce, Fenner & Smith Incorporated, our Dealer Manager, and Innisfree M&A Incorporated, our Information Agent. See, “Section 16 — Fees and Expenses”.

As of May 24, 2012, there were 26,019,087 Shares outstanding. The 4,000,000 Shares that JAKKS is offering to purchase under the Offer represent approximately 15.4% of the total number of Shares outstanding as of May 24, 2012. See, “Section 1 — Number of Shares; Proration”.

The Shares are listed on NASDAQ and trade under the symbol “JAKK.” On May 24, 2012, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on NASDAQ was $17.95 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer. See, “Section 8 — Price Range of Shares; Dividends; Rights Agreement”.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1. Number of Shares; Proration.

General.  Upon the terms and subject to the conditions of the Offer, JAKKS will purchase up to 4,000,000 Shares, or such fewer number of Shares as properly tendered in the Offer and not properly withdrawn prior to the Expiration Date, at the Purchase Price.

The Purchase Price will be denominated, and all payments to stockholders under the Offer will be made, in United States dollars.

Shares acquired pursuant to the Offer will be acquired by JAKKS free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders. See, “Section 8 — Price Range of Shares; Dividends; Rights Agreement”.

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject to certain terms and conditions. See, “Section — 7 Conditions to the Offer”.

Priority of Purchases.  Upon the terms and subject to the conditions of the Offer, if greater than 4,000,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares in the following order of priority:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:
•	properly tenders and does not properly withdraw all Shares owned beneficially or of record by the Odd Lot Holder (tenders of fewer than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and
•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery and, in the case of a book-entry transfer, provides an express acknowledgement to DTC such that the Depositary receives an Agent's Message (as defined below).
•	Second, subject to the conditional tender provisions described in “Section 6 — Conditional Tender of Shares”, we will purchase all other Shares properly tendered and not properly withdrawn, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased 4,000,000 Shares.
•	Third, only if necessary to purchase 4,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Odd Lots.  The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date and not properly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for the odd lot preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in “Section 3 — Procedures for Tendering Shares”. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.  If proration of tendered Shares is required, we will determine the final proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in “Section 6 — Conditional Tender of Shares”, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in “Section 6 — Conditional Tender of Shares”, we do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least four business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in “Section 14 — Certain U.S. Federal Income Tax Consequences”, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder's name directly to the Depositary the ability to condition such tender on a minimum number of Shares being purchased. See, “Section 6 — Conditional Tender of Shares”.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on JAKKS' stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

The Offer is being made to create a selling opportunity for stockholders through a repurchase by us of up to 4,000,000 Shares in the Offer, which represents approximately 15.4% of our issued and outstanding Shares as of May 24, 2012. The Offer represents the opportunity for us to return capital to stockholders who elect to tender their Shares and will also afford to stockholders the opportunity to dispose of Shares without the usual transaction costs associated with any market sale. However, if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your nominee tenders Shares on your behalf, your nominee may charge you a fee for doing so. The Offer will further allow qualifying Odd Lot Holders (as defined in “Section 1 — Number of Shares; Proration”) whose Shares are purchased pursuant to the Offer to avoid the payment of brokerage commissions and any applicable odd-lot discount payable on a sale of Shares in a transaction effected on a securities exchange. To the extent the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs to JAKKS for services to stockholders will be reduced. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Stockholders may be able to sell non-tendered Shares in the future, at a net price that may be higher or lower than the Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell his or her Shares in the future.

In determining to proceed with the Offer, the Board reviewed, with the assistance of management and our legal and financial advisors, our strategic plan and our potential use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment and Share repurchases. Before determining to proceed with the Offer, the Board also considered, with the assistance of management and our legal and financial advisors, JAKKS' capital structure, free cash flow, financial position and dividend policy, as well as the anticipated cost and availability of financing and the market price of the Shares.

The Board also took into account the expected financial impact of the Offer, including our potential use of increased indebtedness to fund the Offer. The Board believes that the Offer is consistent with our objectives of returning capital to stockholders and increasing long-term stockholder value.

WHILE THE BOARD HAS AUTHORIZED THE OFFER, IT HAS NOT, AND NONE OF JAKKS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Potential Benefits of the Offer.  The Board has determined that the Offer provides our stockholders with benefits that include the following:

•	The Offer provides our stockholders with an opportunity to tender their Shares and thereby receive a return of capital if they so elect, without potential disruption to the Share price and the usual transaction costs associated with market sales.
•	Those Stockholders who do not wish to participate in the Offer do not have to do so, and will thereby increase their percentage ownership in JAKKS following completion of the Offer.
•	The Offer is expected to be accretive to JAKKS' diluted earnings per Share at the Purchase Price, based on the decrease in the number of outstanding Shares and the expected cost of the Debt Financing (as defined below).

Potential Risks and Disadvantages of the Offer.  The Offer also presents some potential risks and disadvantages to JAKKS and stockholders who choose not to tender their Shares, including the following:

•	We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer through a combination of the Debt Financing (as defined below) and available cash. Any increase in our indebtedness or decrease in our available cash will increase our net interest expense, could reduce our ability to engage in significant transactions, including acquisitions and future Share repurchases, without additional debt or equity financing, and could negatively impact our liquidity during periods of increased capital spending or higher operating expenses.
•	A significant portion of our available cash is attributable to income earned outside of the United States. There are substantial limitations, including the imposition of taxes, on the repatriation of earnings. Such limitations could apply if we used such cash to fund all or a portion of the aggregate purchase price of the Shares or to repay all or a portion of the Debt Financing (as defined below).
•	The Offer will reduce our “public float,” which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower Share prices and reduced liquidity in the trading of our Shares following completion of the Offer.
•	All of our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). As a result, the consummation of the Offer will increase the proportional holdings of our directors and executive officers. Such decision not to tender Shares in the Offer is dependent on market and other factors, and is subject to change. See, “Section 11 — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”.

Certain Effects of the Offer.  After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will provide us with adequate financial resources.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of 4,000,000 Shares pursuant to the Offer will not result in delisting of the remaining Shares on NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. We are not required to purchase or pay for Shares pursuant to the Offer if we determine that the consummation of the Offer will cause the Shares to be delisted from NASDAQ or be eligible for deregistration under the Exchange Act. See, “Section — 7 Conditions to the Offer”.

Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until the Board determines to retire or reissue such Shares). Such Shares will be held in treasury with the status of authorized Shares and will be available for us to reissue without further stockholder action for all purposes except as prohibited or limited by applicable law or the rules of NASDAQ. We have no current plans for the reissuance of Shares purchased pursuant to the Offer, but reserve the right to do so without notice.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in total cash and investments.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board's margin regulations.

On September 13, 2011, JAKKS received an unsolicited letter from Oaktree Capital Management L.P. (“Oaktree”) expressing a non-binding indication of interest in acquiring JAKKS for $20.00 per share, subject to due diligence and Oaktree's ability to raise the necessary debt financing. The Board reviewed and analyzed the terms of Oaktree's indication of interest. With the advice and assistance of its independent financial advisors and special counsel, after several board meetings, a meeting between JAKKS and Oaktree attended by its independent financial advisors and special counsel, and other communications, the Board unanimously determined that pursuing Oaktree's initial indication of interest would not be in the best interests of JAKKS and its stockholders.

We incurred costs and expenses in connection with Oaktree's non-binding indication of interest and are exposed to a number of future risks and uncertainties relating to the indication of interest, including but not limited to: (i) additional costs and expenses related to the indication of interest and any litigation related thereto; and (ii) the risk that disruptions or uncertainty related to the indication of interest will divert management's time and harm JAKKS' relationships with its customers, employees, suppliers and licensors.

On April 22, 2012, JAKKS entered into the Settlement Agreement with Clinton. Under the terms of such settlement agreement, among other things, JAKKS agreed to commence the Offer. We have also authorized representatives of JAKKS to meet with Oaktree and to provide Oaktree with a reasonable opportunity to conduct due diligence on JAKKS, subject to execution of a customary confidentiality agreement.

As part of the Settlement Agreement, Clinton agreed to certain standstill restrictions until, generally, 60 days prior to the 2013 annual meeting of our stockholders, and agreed to support and vote for the incumbent Board at the 2012 annual meeting of the our stockholders and, until the expiration of the standstill period, in connection with any special meeting or written consent solicitation.

The foregoing description of the Settlement Agreement, as well as any description of the Settlement Agreement elsewhere in this Offer to Purchase, is a summary of selected material terms of such Settlement Agreement and such summary is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by JAKKS with the SEC on April 25, 2012.

Except as disclosed or incorporated by reference in this Offer to Purchase, we do not currently have any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving JAKKS or any of its subsidiaries;
•	any purchase, sale or transfer of a material amount of assets of JAKKS or any of its subsidiaries;
•	any material change in our present dividend rate or policy;
•	any material change in the Board or management of JAKKS, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;
•	any other material change in JAKKS' corporate structure or business;
•	any class of equity securities of JAKKS becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;
•	the suspension of JAKKS' obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition by any person of additional securities of JAKKS, or the disposition by any person of securities of JAKKS, other than purchases pursuant to outstanding options to purchase Shares and other than as specifically stated in this Offer to Purchase; or
•	any changes in JAKKS' Bylaws or other governing instruments or other actions that could impede the acquisition of control of JAKKS.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares.  For Shares to be tendered properly in the Offer:

•	the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or
•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in “Section 1 — Number of Shares; Proration”.

Stockholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE

ADVISABILITY OF MAKING A CONDITIONAL TENDER. See, “Section 6 — Conditional Tender of Shares” and “Section 14 — Certain U.S. Federal Income Tax Consequences”.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or
•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.  The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary's account in accordance with DTC's procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC's procedures will not constitute delivery to the Depositary.

The term “Agent's Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that JAKKS may enforce such agreement against that participant.

Guaranteed Delivery.  If a stockholder desires to tender Shares in the Offer and the stockholder's Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;
•	the Depositary receives by mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and
•	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Options.  Options to purchase Shares cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise your options in accordance with the terms of our equity compensation plan and JAKKS' policies and practices, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the Shares received upon such exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the Purchase Price and the provisions for pro rata purchases by JAKKS described in “Section 1 — Number of Shares; Proration”. We strongly encourage option holders to discuss the Offer with their own tax advisors, financial advisors and/or brokers.

Please be advised that it is your responsibility to tender Shares in the Offer to the extent that you wish to participate and it may be difficult to secure delivery of Shares issued pursuant to vested stock options in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such Shares in accordance with the terms of the equity compensation plan and award agreement and JAKKS' policies at least four business days prior to the Expiration Date.

Restricted Shares.  Holders of restricted Shares may not tender such Shares unless and until they have vested. If such restricted Shares have vested, you may tender some or all of such Shares in the Offer.

Return of Unpurchased Shares.  If any tendered Shares are not purchased, or if fewer than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned promptly after the Expiration Date or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Backup Withholding Tax.  Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder (as defined in “Section 14 — Certain U.S. Federal Income Tax Consequences”) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in “Section 14 — Certain U.S. Federal Income Tax Consequences”)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder's exempt status. See Instruction 8 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences to tendering stockholders, see “Section 14 — Certain U.S. Federal Income Tax Consequences”.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of Shares to be accepted, and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by JAKKS in its reasonable discretion and will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if JAKKS' determinations are challenged by stockholders. JAKKS reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of JAKKS' counsel, be unlawful. JAKKS also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. JAKKS also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not JAKKS waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by JAKKS. JAKKS will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of JAKKS, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates.  If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary (800) 962-4284 or at (781) 575-3120. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s) or submit an affidavit of lost or destroyed certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to JAKKS or the Information Agent. Any certificates delivered to JAKKS or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after midnight, New York City time, on July 23, 2012. Except as otherwise provided in this “Section 4 — Withdrawal Rights”, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in “Section 3 — Procedures for Tendering Shares”, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by JAKKS, in its reasonable discretion, and will be final and binding on all parties. JAKKS reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not JAKKS waives similar defects or irregularities in the case of any other stockholder. None of JAKKS, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in “Section 3 — Procedures for Tendering Shares”.

If JAKKS extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to JAKKS' rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of JAKKS, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this “Section 4 — Withdrawal Rights”.

5. Purchase of Shares and Payment of the Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay the Purchase Price for up to 4,000,000 Shares, if properly tendered in the Offer and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the final proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See, “Section — 7 Conditions to the Offer”.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6. Conditional Tender of Shares.

Under certain circumstances described in “Section 1 — Number of Shares; Proration” and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in “Section 14 — Certain U.S. Federal Income Tax Consequences”, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale or exchange of such Shares by the stockholder, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder's Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder's responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if more than 4,000,000 Shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the aggregate value of Shares to be purchased to fall below $80,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

7. Conditions to the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred:

•	there shall have been instituted, or there shall be pending, or we shall have received notice of, any action, suit, proceeding, arbitration or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;
•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;
•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;
•	a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;
•	any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), licenses, operations, results of operations or prospects of JAKKS and its subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;
•	the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of JAKKS or any of its subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on JAKKS and its subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or
•	a material acceleration or worsening of events described in the preceding four conditions existing at the time of the commencement of the Offer;
•	a tender or exchange offer for any or all of our outstanding Shares other than the Offer, or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;
•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;
•	the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by fewer than 300 persons, (2) delisted from NASDAQ or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if JAKKS' determinations are challenged by stockholders.

8. Price Range of Shares; Dividends; Rights Agreement.

Our Shares are listed for trading on NASDAQ under the symbol “JAKK.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on NASDAQ and dividends declared.

	High	Low	Cash Dividend Declared
Fiscal Year ending December 31, 2010
First quarter	14.41	10.80	N/A
Second quarter	16.74	13.11	N/A
Third quarter	18.04	13.17	N/A
Fourth quarter	19.96	17.26	N/A
Fiscal Year ending December 31, 2011
First quarter	19.46	16.58	N/A
Second quarter	21.21	17.46	N/A
Third quarter	20.37	14.01	.10
Fourth quarter	19.76	13.45	.10
Fiscal Year ending December 31, 2012
First quarter	17.70	13.29	.10
Second quarter (through May 24, 2012)	19.39	16.78	.10

On May 24, 2012, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on NASDAQ was $17.95 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer.

The Board has declared a regular quarterly cash dividend of $0.10 per Share payable on July 2, 2012 to stockholders of record at the close of business on June 15, 2012.

Rights Agreement.  For each Share issued, the holder of such Share also holds one Right associated with such Share pursuant to the Rights Agreement, which is incorporated by reference as an exhibit to the Schedule TO.

Each Right entitles the holder to purchase a unit consisting of one-thousandth (1/1,000th) of a share (a “Unit”) of Series A Preferred Stock at a purchase price of $80.00 per Unit, subject to adjustment. The Rights are not currently represented by separate certificates. Instead, they are evidenced by certificates of Shares and they automatically trade with the associated Shares. The Rights Agreement provides that no person will become an “Acquiring Person” under the Rights Agreement solely as the result of a change in the aggregate number of Shares outstanding since the last date on which such person acquired beneficial ownership of any Shares. However, if a person, together with all affiliates and associates of such person, becomes the beneficial owner of 10% or more of the Shares then outstanding by reason of Share purchases by JAKKS and, after such Share purchases by JAKKS, becomes the beneficial owner of additional Shares representing one percent (1%) or more of the Shares then outstanding, then such person will be deemed to be an “Acquiring Person” under the Rights Agreement. The Rights are not exercisable until an “Acquiring Person” becomes such under the Rights Agreement at such values set forth in the Rights Agreement.

The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

9. Source and Amount of Funds.

We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer through a combination of the Debt Financing and available cash. We are in discussions with financial institutions about a potential line of credit, to be extended in the form of a revolving loan, a term loan or a combination of the two. Such a line of credit (the “Debt Financing”) would be entered into among us, our guarantor subsidiaries and a financial institution and would be secured by our assets and the assets of guarantor subsidiaries. Our obligation to accept for payment, purchase and pay for any Shares tendered in the Offer is not conditioned on entry into any such Debt Financing. We do not currently have any alternative financing arrangements or plans that would fund the purchase of Shares in the Offer in the event the proceeds of the Debt Financing are not available, other than the use of available cash. A significant portion of our available cash is attributable to income earned outside of the United States. There are substantial limitations, including the imposition of taxes, on the repatriation of earnings. Such limitations could apply if we used such cash to fund all or a portion of the aggregate purchase price of the Shares or to repay all or a portion of the Debt Financing.

It is anticipated that any indebtedness incurred by JAKKS in connection with the Offer will be repaid from funds generated internally by JAKKS and its subsidiaries.

If the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $80,650,000.

10. Certain Information Concerning JAKKS.

JAKKS.  JAKKS was incorporated under the laws of the State of Delaware in January 1995. We are engaged in the development, production and marketing of consumer products, including toys and related products, electronic products, pet toys and related products, and other consumer products, many of which are based on highly-recognized character and entertainment licenses. JAKKS commenced its primary business operations in July 1995 through the purchase of substantially all of the assets of a Hong Kong toy company. We market our product lines domestically and internationally.

In executing our growth strategy, we are continually seeking out new and innovative products and technologies through agreements with inventors, developers, licensors and through business acquisitions. You should be aware that we are often in discussions to acquire such new products and technologies and we may not disclose such discussions publicly unless required by law. One or more of such new products or technologies could prove material to our operations and growth.

Available Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed the Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access JAKKS' publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of JAKKS' website located at http://www.jakks.com to access the Schedule TO and related documents.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed on March 15, 2012;
•	Definitive Proxy Statement on Schedule 14A, as filed on August 22, 2011;
•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, as filed on May 10, 2012; and
•	Current Reports on Form 8-K, as filed on May 10, 2012; April 25, 2012; April 18, 2012 and April 4, 2012.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC or us as specified above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free (877) 825-8631
Banks and Brokers may call collect (212) 750-5833

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding.  As of May 24, 2012 there were 26,019,087 Shares outstanding. The 4,000,000 Shares that JAKKS is offering to purchase under the Offer represent approximately 15.4% of the total number of Shares outstanding as of May 24, 2012.

Interests of Directors and Executive Officers.  As of May 24, 2012, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 534,229 Shares, representing 2.0% of the total number of outstanding Shares on a fully diluted basis. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, all of our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. Such decision not to tender Shares pursuant to the Offer is dependent on market and other factors, and is subject to change.

After the Expiration Date or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of JAKKS, sell their Shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer.

The following table sets forth certain information as of May 24, 2012 with respect to the beneficial ownership of our Shares by (1) each person known by us to own beneficially more than 5% of the outstanding Shares, (2) each of our directors, (3) each executive officer, and (4) all our directors and executive officers as a group.

The business address of each of our directors and executive officers is c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265.

Name and Address of Beneficial Owner(1)(2)	Number of Shares of Shares Beneficially Owned(3)		Percent of Outstanding Shares(4)
BlackRock, Inc.	2,041,215	(5)	7.8
Dimensional Fund Advisors LP	2,278,716	(6)	8.8
AQR Capital Management, LLC	2,102,485	(7)	8.1
Dreman Value Management, L.L.C.	1,303,319	(8)	5.0
Oaktree FF Investment Fund, L.P.	1,334,017	(9)	5.1
The Vanguard Group, Inc.	1,362,409	(10)	5.2
Stephen G. Berman	179,316	(11)	*
Leigh Anne Brodsky	1,918	(12)	*
John J. McGrath	20,540	(13)	*
Joel M. Bennett	37,866		*
Dan Almagor	61,228	(14)	*
Marvin W. Ellin	13,675	(15)	*
Robert E. Glick	75,284	(16)	*
Michael G. Miller	67,284	(17)	*
Peter F. Reilly	2,334	(18)	*
Murray L. Skala	74,784	(19)	*
All directors and executive officers as a group (10 persons)	534,229	(20)	2.0

*	Percentage ownership of less than one percent.
(1)	Unless otherwise indicated, such person's address is c/o JAKKS Pacific, Inc., 22619 Pacific Coast Highway, Malibu, California 90265.
(2)	The number of Shares beneficially owned by each person or entity is determined under the rules promulgated by the SEC. Under such rules, beneficial ownership includes any Shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding Shares is calculated by including among the Shares owned by such person any Shares which such person or entity has the right to acquire within 60 days after May 24, 2012. The inclusion herein of any Shares deemed beneficially owned does not constitute an admission of beneficial ownership of such Shares.
(3)	Except as otherwise indicated, exercises sole voting power and sole investment power with respect to such Shares.
(4)	Does not include any Shares issuable upon the conversion of $100.0 million of our 4.50% convertible senior notes due 2014, initially convertible at the rate of 63.2091 Shares per $1,000 principal amount at issuance of the notes (but subject to adjustment under certain circumstances as described in the notes).
(5)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 13, 2012.
(6)	The address of Dimensional Fund Advisors LP (formerly known as Dimensional Fund Advisors, Inc.) is Palisades West, Building One, 6300 Bee Cove Road, Austin, TX 78746. Possesses sole voting power over 2,247,005 Shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 14, 2012.
(7)	The address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830. Consists of 1,611,034 Shares and 491,451 Shares obtainable upon conversion of debt securities. Possesses shared and dispositive power with respect to all of such Shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 14, 2012.
(8)	The address of Dreman Value Management, L.L.C. is Harborside Financial Center, Plaza 10, Suite 800, Jersey City, NJ 07311. Possesses sole voting power with respect to 220,667 of such Shares and shared voting power with respect to 18,062 of such Shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 14, 2012.
(9)	Oaktree FF Investment Fund, L.P. filed a Schedule 13G on February 14, 2012 jointly with Oaktree Principal Fund V (Delaware), L.P., Oaktree FF Investment Fund GP, L.P., Oaktree FF Investment Fund GP, Ltd., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Fund GP, LLC, Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC, Oaktree Capital Group Holdings, L.P., and Oaktree Capital Group Holdings GP, LLC. Five members of the group report owning 192,930 Shares, two members of the group report owning 1,141,087 Shares and seven members of the group report owning 1,334,017 Shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G referred to above.
(10)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. Possesses sole voting power with respect to 40,301 of such Shares, sole dispositive power to 1,322,108 Shares and shared dispositive power with respect to 40,301 of such Shares. All the information presented in this Item with respect to this beneficial owner was extracted solely from the Schedule 13G filed on February 8, 2012.
(11)	Includes 35,435 Shares issued on January 1, 2012 pursuant to the terms of Mr. Berman's January 1, 2003 Employment Agreement (as last amended and restated on November 11, 2010), which Shares are further subject to the terms of our January 1, 2012 Restricted Stock Award Agreement with Mr. Berman (the “Berman Agreement”). The Berman Agreement provides that Mr. Berman will forfeit his rights to all 35,435 Shares unless certain conditions precedent are met prior to January 1, 2013, as described in the Berman Agreement, whereupon the forfeited Shares will become authorized but unissued Shares. Also includes 18,238 Shares granted on February 11, 2011 representing the stock component of his 2010 performance bonus which vest in seven tranches over six years, with each of the first six tranches equal to 14.5% of the total grant, and a seventh tranche equal to 13% of the total grant. The initial tranche vested on February 11, 2011 with each succeeding tranche vesting on January 1 of each year commencing with January 1, 2012 with the final tranche vesting on January 1, 2017. Also includes 2,726 Shares remaining of the 4,089 granted on February 11, 2011 for his 2010 discretionary bonus, which Shares vest in equal tranches over two years, with each tranche vesting on December 31, 2012 and 2013.
(12)	1,918 Shares issued pursuant to our 2002 Stock Award and Incentive Plan; such Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2013.
(13)	Includes 5,315 Shares issued on January 1, 2012 pursuant to the terms of Mr. McGrath's March 4, 2010 Employment Agreement (as amended on August 23, 2011), which Shares are further subject to the terms of our January 1, 2012 Restricted Stock Award Agreement with Mr. McGrath (the “McGrath Agreement”). The McGrath Agreement provides that Mr. McGrath will forfeit his rights to all 5,315

Shares unless certain conditions precedent are met prior to January 1, 2013, as described in the McGrath Agreement, whereupon the forfeited Shares will become authorized but unissued Shares. Also includes 11,192 Shares issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 5,283 and 5,909 of such Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to December 31, 2012 and 2013, respectively.
(14)	Includes 29,644 Shares which Mr. Almagor may purchase upon the exercise of certain stock options and 31,584 Shares issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 6,962 Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2013.
(15)	Includes 13,675 Shares issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 6,962 of such Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2013.
(16)	Includes 30,500 Shares which Mr. Glick may purchase upon the exercise of certain stock options and 44,784 Shares issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 6,962 of such Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2013.
(17)	Includes 22,500 Shares which Mr. Miller may purchase upon the exercise of certain stock options and 44,784 Shares issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 6,962 of such Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2013.
(18)	2,334 Shares issued pursuant to our 2002 Stock Award and Incentive Plan; such Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2013.
(19)	Includes 30,088 Shares which Mr. Skala may purchase upon the exercise of certain stock options and 44,784 Shares issued pursuant to our 2002 Stock Award and Incentive Plan, pursuant to which 6,962 of such Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2013.
(20)	Includes an aggregate of 112,644 Shares which the directors and executive officers may purchase upon the exercise of certain stock options.

Share-Based Compensation Plans.  JAKKS has two Share-based compensation plans, the 1995 Stock Option Plan (the “1995 Plan”) and the 2002 Stock Award and Incentive Plan (the “2002 Plan”), under which it may grant options to its employees. In addition, JAKKS may award restricted stock, options, stock appreciation rights, deferred stock and other stock-based awards under the 2002 Plan. The total number of Shares reserved for issuance under the 1995 and 2002 Plans is 10,250,000 Shares. The 1995 and 2002 Plans are administered by the Compensation Committee of the Board. Only options and restricted stock have been granted under the Share-based compensation plans to date.

Recent Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of JAKKS or any of its directors, executive officers, affiliates or subsidiaries have effected any transactions involving our Shares during the 60 days prior to May 25, 2012 except as follows:

Name	Date of Transaction	Nature of Transaction(1)	Number of Shares	Grant Price
Peter F. Reilly	April 21, 2012	Grant	2,334	17.49
Leigh Anne Brodsky	May 8, 2012	Grant	1,918	18.72

(1)	Shares issued pursuant to our 2002 Stock Award and Incentive Plan; such Shares may not be sold, mortgaged, transferred or otherwise encumbered prior to January 1, 2013.

General.  Except (1) as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or JAKKS' most recent proxy statement, (2) for the Share-based compensation plans, which are described in Note 16 to the financial statements contained in JAKKS' Annual Report on Form 10-K for the year ended December 31, 2011, which descriptions are incorporated herein by reference, and (3) the Settlement Agreement, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by JAKKS with the SEC on April 25, 2012, which agreement is incorporated herein by reference, none of JAKKS nor, to the best of JAKKS' knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of JAKKS, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from NASDAQ.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board's margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer pursuant to the terms of the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

We are not required to purchase or pay for Shares pursuant to the Offer if we determine that the consummation of the Offer will cause the Shares to be delisted from NASDAQ or be eligible for deregistration under the Exchange Act. See, “Section — 7 Conditions to the Offer”.

13. Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See, “Section — 7 Conditions to the Offer”.

14. Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Shares held by stockholders are held as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer.

You are urged to consult your tax advisor as to the particular consequences to you of participating in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions.

U.S. Holders.  An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares purchased by JAKKS. Such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital loss by a U.S. Holder.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) is a “complete redemption” of all the Shares owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Shares it actually owns, but also Shares it constructively owns as determined under section 318 of the Code (including Shares that may be acquired through options that it owns or Shares held by certain members of the U.S. Holder's family).

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder's stock interest in JAKKS. Whether such a meaningful reduction of the U.S. Holder's stock interest in JAKKS results will depend on the U.S. Holder's particular facts and circumstances. If, as a result of an exchange of Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in JAKKS is minimal (for example, less than 1%) and who exercises no control over the corporate affairs of JAKKS suffers any reduction in its proportionate stock interest in JAKKS (including any Shares constructively owned), the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its stock interest in JAKKS.

Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding voting stock of JAKKS actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting stock of JAKKS actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of JAKKS. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will result in a “complete redemption” if either (i) all of the Shares actually and constructively owned by the U.S. Holder is exchanged for cash pursuant to the Offer or (ii) all of the Shares actually owned by the U.S. Holder is exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of Shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

If a U.S. Holder's exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder's tax basis in the Shares exchanged generally will be added to any Shares retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of JAKKS' current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds JAKKS' current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder's adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder's holding period for the Shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) currently is eligible for a reduced rate of U.S. federal income taxation. If an exchange of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code. Corporate U.S. Holders are urged to consult their own tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code in connection with the Offer.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders.  The Depositary generally will withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a beneficial holder of Shares that is not a partnership for U.S. federal income tax purposes and that is not a U.S. Holder (a “Non-U.S. Holder”) unless the Non-U.S. Holder timely delivers to the Depositary a properly completed and executed Internal Revenue Service Form W-8BEN (or other applicable form) evidencing that such withholding is not required. Under certain circumstances, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal income tax so withheld. Non-U.S. Holders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer.

The preceding discussion is not tax advice. You are urged to consult your own tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of federal, state, local, non-U.S. and other tax laws.

15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in “Section 7 — Conditions to the Offer” shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment, and not pay for any, Shares not theretofore accepted for payment or paid for or, subject to applicable law, postpone payment for Shares, upon the occurrence of any of the conditions specified in “Section 7 — Conditions to the Offer”, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares; and
•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this “Section 15 — Extension of the Offer; Termination; Amendment”,

then the Offer will be extended until the expiration of a period so that at least 10 business days will remain until the expiration of the Offer. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16. Fees and Expenses.

We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Merrill Lynch, Pierce, Fenner & Smith Incorporated may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. The Dealer Manager will receive, for these services, a reasonable and customary compensation. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Dealer Manager has in the past provided, and in the future may provide, capital markets advice, for which services it has received, and would expect to receive, compensation from us. Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have retained Innisfree M&A Incorporated to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in “Section 5 — Purchase of Shares and Payment of the Purchase Price”.

17. Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, stockholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

After completing the Offer, we may consider various forms of Share repurchases, including open market purchases, tender offers and/or accelerated Share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors the Board deems relevant. Under the Settlement Agreement, if the total amount paid for Shares purchased in the Offer is less than $80,000,000, we have agreed to conduct subsequent self-tender offers or open market purchases until it has repurchased a minimum of $80,000,000 worth of Shares.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “Section 10 — Certain Information Concerning JAKKS” with respect to information concerning JAKKS.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of JAKKS or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

JAKKS Pacific, Inc.

May 25, 2012

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of JAKKS or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail:	By Registered, Certified or Express Mail or by Overnight Courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at JAKKS' expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free (877) 825-8631
Banks and Brokers may call collect (212) 750-5833

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated
Bank of America Tower
One Bryant Park
New York, New York 10036
Call toll-free: (888) 803-9655